Exhibit 99.1
Celebrate Express, Inc. Announces Third Quarter Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—March 30, 2006—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its third quarter of fiscal 2006 ended February 28, 2006.
Celebrate Express reported net sales of $18.8 million in the third quarter of fiscal 2006, an increase of 15% from net sales of $16.3 million during the same period last year. Net loss for the third quarter of fiscal 2006 was ($398,000), or ($0.05) per diluted share, compared with net income of $521,000, or $0.07 per diluted share, in the third quarter of fiscal 2005. Weighted average diluted shares outstanding were 7.7 million for the third quarter of fiscal 2006, compared with 7.8 million for the third quarter of fiscal 2005.
Revenue from the Company’s Birthday Express brand grew 21% in the third quarter of fiscal 2006, compared with the same quarter in the prior year, while revenue from the Storybook brand decreased 13% over the same period. The 13% decrease in revenue for the Storybook brand during the quarter just ended was due primarily to a reduction of 24% in Storybook advertising expenses during the quarter as the Company began repositioning this brand with a higher focus on girls special occasion apparel and a lower focus on girls everyday sportswear.
Darin White, interim chief executive officer of Celebrate Express, stated, “We continue to see strong revenue growth from our core Birthday Express brand, and although we have only two months of information from the repositioning of Storybook Heirlooms, our customers appear to be responding positively. With nearly one month complete in our fourth fiscal quarter, we are narrowing our revenue guidance for fiscal 2006 to between $87.5 million and $88 million.”
During the quarter just ended, the Company attracted approximately 128,000 new customers, compared with 96,000 in the third quarter of fiscal 2005, an increase of 33%. Net sales per order were $83.69, compared with $84.26 in the same quarter of the previous year. Revenue from the Company’s websites represented approximately 69% of net sales in the quarter just ended, up from 63% in the third quarter of fiscal 2005.
Gross margin in the third quarter was 47.9% of net revenue, compared with 51.6% in the third quarter of fiscal 2005. The primary factor contributing to this change was an increase in outbound shipping costs. The increase in outbound shipping charges are due primarily to the Company upgrading orders at its expense to ensure that packages arrived at the customers’ homes when promised, as well as increased fuel surcharges. A second factor contributing to the gross margin change was selling last year’s Storybook merchandise at a lower margin as the Company continued to reposition this brand.
As management had reported on February 15, 2006, the Company is incurring higher than anticipated fulfillment costs related to the Company’s transition to a more automated order picking process. As a result, for the third quarter of fiscal 2006, fulfillment costs increased to 16.0% of net sales, compared with 12.2% in the same period in the prior year. The additional costs are primarily overtime and temporary labor costs incurred to ship customer orders. The transition to a more automated order picking process is expected to ultimately reduce distribution labor costs as a percentage of sales and increase the overall picking capacity of the facility.
Mr. White continued, “I strongly believe in the systems and processes that are being installed in our distribution center. We now have the right task force, expertise and focus to bring this project to a successful completion. We believe that distribution costs as a percentage of sales will begin to achieve year-over-year improvements as we move into the first half of fiscal 2007.”
Selling and marketing expenses were 26.2% of net sales for the quarter just ended, up slightly from 25.9% in the same quarter last year. Marketing expenses as a percent of net sales have historically been higher in the Company’s third fiscal quarter than in the Company’s other quarters each year. General and administrative costs were 10.7% of net sales for the quarter just ended, up from 9.6% in the same quarter last year, due primarily to increases in Sarbanes-Oxley and other consulting fees, legal and accounting fees, and recruiting fees.
Other Highlights
•	For the nine months ended February 28, 2006, the Company had free cash flow of $1.3 million, defined as: cash flow from operations, less payments for purchases of fixed assets.

•	The Company’s customer database is now at 2.7 million.

•	The Company added 128,000 new customers to the database during the third quarter, an increase of 33%, compared with 96,000 new customers added in the third quarter of fiscal 2005, which represented a 14% increase from the prior year.

•	The Company shipped approximately 225,000 orders during the third quarter of fiscal 2006, an increase of 15% from 195,000 orders shipped in the third quarter of fiscal 2005.

•	The Company had cash and cash equivalents of $32.4 million at February 28, 2006, and no long-term debt.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of March 30, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2006 are as follows:
•	Net sales are expected to be between $87.5 million and $88 million.

•	Net income is expected to be in a range of $0.25 to $0.27 per diluted share for fiscal 2006.

•	Pro-forma net income, defined as: Net income under generally accepted accounting principles excluding severance and related costs and the applicable income tax impact associated with those costs (with an estimated impact of $0.10 per diluted share) is expected to be in a range of $0.35 to $0.37 per diluted share for fiscal 2006.

•	Weighted average diluted shares outstanding are expected to be approximately 8.0 million.
Conference Call
Company management will be holding a conference call to discuss financial results for its third quarter of fiscal 2006 on Thursday March 30, 2006 at 5:00 p.m. ET/ 2:00 p.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-800-659-1966 and entering password 99084172. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 41766713.

Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Storybook Heirlooms markets girls’ special occasion apparel and accessories, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help busy families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Interim CEO), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	February 28,	May 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,416	$30,769
Accounts receivable	230	213
Inventories	9,974	8,396
Prepaid expenses	4,450	3,461
Deferred income taxes	276	293

Total current assets	47,346	43,132

Fixed assets, net	3,886	2,517
Deferred income taxes	7,833	7,231
Other assets, net	164	177

Total assets	$59,229	$53,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,332	$2,969
Accrued liabilities	4,711	2,071
Current portion of capital leases	2	17

Total current liabilities	9,045	5,057

Commitments and contingencies	—	—

Shareholders’ equity
Common stock and additional paid-in-capital	65,314	64,337
Unearned compensation	(249)	(727)
Accumulated deficit	(14,881)	(15,610)

Total shareholders’ equity	50,184	48,000

Total liabilities and shareholders’ equity	$59,229	$53,057

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Nine-Months Ended
	February 28,	February 28,	February 28,	February 28,
	2006	2005	2006	2005

Net sales	$18,786	$16,304	$62,843	$49,597
Cost of sales	9,788	7,885	31,818	24,549

Gross margin	8,998	8,419	31,025	25,048
Operating expenses:
Fulfillment	3,001	1,982	8,169	5,748
Selling and marketing	4,927	4,220	15,352	12,192
General and administrative	2,008	1,561	6,074	4,710
Severance and related expenses	—	—	1,179	—

Total operating expenses	9,936	7,763	30,774	22,650

Income (loss) from operations	(938)	656	251	2,398
Other income (expense), net:
Interest income (expense), net	323	172	868	(83)

Income (loss)before income taxes	(615)	828	1,119	2,315
Income tax benefit (expense)	217	(307)	(390)	(869)

Net income (loss)	(398)	521	729	1,446
Accretion to preferred stock redemption value	—	—	—	(102)

Net income (loss) available for common shareholders	$(398)	$521	$729	$1,344

Net income (loss) per share:
Basic	$(0.05)	$0.07	$0.10	$0.31

Diluted	$(0.05)	$0.07	$0.09	$0.22

Weighted average shares outstanding:
Basic	7,728	7,416	7,638	4,368
Diluted	7,728	7,835	7,937	6,483

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine months ended
	February 28,	February 28,
	2006	2005
Cash flows from operating activities:
Net income	$729	$1,446
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	345	869
Depreciation and amortization	885	499
Noncash compensation expense—stock options	126	220
Amortization of deferred financing costs	—	24
Accretion of debt discount	—	70
Changes in operating assets and liabilities:
Accounts receivable	(17)	(51)
Inventories	(1,578)	(882)
Prepaid expenses and other assets	(989)	(1,669)
Accounts payable	1,364	(857)
Accrued liabilities	2,640	1,641

Net cash provided by operating activities	3,505	1,310

Cash flows from investing activities:
Payments for purchases of fixed assets	(2,241)	(1,591)
Purchase of marketable securities	—	(60,000)
Sales/maturities of marketable securities	—	32,050

Net cash used in investing activities	(2,241)	(29,541)

Cash flows from financing activities:
Principal payments on capital lease obligations	(15)	(30)
Principal payments on notes payable	—	(5,000)
Net proceeds from sale of common stock, net of issuance costs	—	34,012
Employee stock purchase plan shares issued	54	—
Proceeds from exercise of stock options	344	10

Net cash provided by financing activities	383	28,992

Net increase in cash and cash equivalents	1,647	761

Cash and cash equivalents:
Beginning of period	30,769	2,243

End of period	$32,416	$3,004